Exhibit 10.4
SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (this "Agreement") is entered into by and between Jason Dies ("Employee"), and Pitney Bowes Inc. (the "Company"). Employee and the Company are each referred to herein as a "Party" and collectively as the "Parties."
WHEREAS, Employee's employment with the Company ended as of the Separation Date (as defined below);
WHEREAS, Employee and the Company wish for Employee to receive severance benefits as set forth this Agreement, conditioned upon Employee's entry into, and non-revocation of, this Agreement in the time provided to do so, and satisfaction of the terms herein;
WHEREAS, on the terms and subject to the conditions and limitations set forth in this Agreement, the Parties wish to resolve any and all claims or causes of action that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims or causes of action that Employee may have arising out of Employee's holding of any equity, Employee's employment, or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Parties agree as follows:
1.    Separation from Employment; Deemed Resignations. Employee's employment with the Company ended as of May 21, 2024 (the "Separation Date"). As of the Separation Date, Employee ceased to have any further employment relationship with the Company or any other Company Party. As of the Separation Date, Employee is deemed to have automatically resigned from all offices and positions held with the Company and each of its affiliates.
2.    Severance Payment and Benefits. Provided that Employee (a) executes this Agreement and returns a copy of this Agreement signed by Employee to the Company care of Andrew Gold, Senior Vice President and Chief Human Resources Officer, at Andrew.Gold@pb.com so that it is received by Mr. Gold no later than June 13, 2024; (b) does not exercise Employee's revocation right as set forth in Section 6(d) below; and (c) abides by each of Employee's commitments set forth herein, then:
(a)    The Company shall pay to Employee a total amount equal to $2,362,500, less applicable taxes and withholdings (the "Severance Payment"), which amount represents 1.5 times Employee's annual base salary (without giving effect to the monthly stipend Employee has received for service as the Company's Interim Chief Executive Officer) plus 1.5 times Employee's target annual bonus. The Severance Payment shall be paid in a lump sum on the Company's first payroll date that comes after the date that the Release Revocation Period (as defined below) has expired without Employee having exercised his revocation right.
(b)    The Company will provide Employee with a pro-rata annual bonus, if any, for 2024 (the "Pro-Rata Bonus"), which Pro-Rata Bonus, if any, shall take into consideration the period of time in 2024 in which Employee was employed by the Company and actual Company results, and be determined at the discretion of the Company's Board of Directors. The Pro-Rata Bonus, if any, will be paid to Employee when annual bonuses for then-active employees of the Company are paid, but no later than March 15, 2025.
(c)    On the date that the Severance Payment is paid, the Company will provide Employee with an additional payment of $600,000, less applicable taxes and withholdings (the "Retention Payment"), which payment represents the one-time cash payment payable five months after the effective date of the Retention Arrangement (as defined below) or potentially earlier following certain separations from employment.
(d)    For that portion of the 18-month period following the Separation Date (the "COBRA Period") that Employee elects, within the time period prescribed pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to continue coverage under the Company's group health plans pursuant to COBRA for Employee and Employee's eligible dependents, then the Company will cause Employee to be charged active employee rates for the premiums to effect and continue such coverage (the "COBRA Benefit"). Employee shall be eligible to receive the COBRA Benefit until the earliest of: (i) the last date of the COBRA Period; and (ii) the date Employee is no longer eligible to receive COBRA continuation coverage, and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer. Employee acknowledges and agrees that the election of continuation coverage pursuant to COBRA and providing any premiums due with respect to such continuation coverage will remain Employee's sole responsibility.
The Severance Payment, Pro-Rata Bonus, Retention Payment, and COBRA Benefit are collectively referred to herein as the "Separation Benefits." Employee acknowledges that the Separation Benefits are the entirety of the severance pay and benefits for which he is eligible as a result of, and following, his separation from employment with the Company. For the avoidance of doubt, Employee acknowledges and agrees that Employee is not eligible for any further or additional severance pay or benefits pursuant to: (i) that certain agreement entered into between the Company and Employee in April 2024 (as memorialized in that letter agreement signed by Employee on April 25, 2024) regarding Employee's additional terms and conditions of employment as Interim Chief Executive Officer (the "Retention Arrangement"), (ii) the letter agreement entered into between the Company and Employee effective as of October 2, 2023 (and signed by Employee on September 29, 2023) setting forth terms and conditions of Employee's employment as Interim Chief Executive Officer (the "Prior Letter Agreement"), (iii) the Pitney Bowes Senior Executive Severance Policy, as amended and restated effective as of September 11, 2023 (as may be amended or restated from time to time, the "Senior Executive Severance Policy"), the Pitney Bowes Severance Pay Plan, as amended and restated effective October 1, 2023 (as may be amended of restated from time to time, the "Severance Pay Plan"), or (iv) any other agreement, policy, plan, or practice of the Company or any other Company Party.
3.    Equity and Incentive Compensation Matters.
(a)    Pursuant to the performance-based restricted stock unit award agreements between the Company and Employee dated February 14, 2023 (the "February 2023 Award
Agreement") with respect to 97,413 unvested performance-based restricted stock units and October 2, 2023 (the "October 2023 Award Agreement") with respect to 38,205 unvested performance-based restricted stock units (together, the "PSUs") will remain outstanding and continue to vest in accordance with the vesting schedule and will be settled at the times originally specified in the February 2023 Award Agreement and the October 2023 Award Agreement, as applicable. Employee acknowledges that as of the Separation Date, Employee will automatically forfeit all other unvested equity awards, including, for the avoidance of doubt, all equity awards granted in 2024.

(b)    Pursuant to the applicable cash incentive unit agreements between the Company and Employee, (i) 644,000 cash incentive units ("CIUs") granted on February 15, 2022 and (ii) 426,666 CIUs granted on February 14, 2023, in each case, shall remain outstanding and the number of CIUs that actually vest will be determined as outlined in the applicable cash incentive unit agreements over the relevant performance period and such vested CIUs, if any, shall be settled at the time originally specified in the applicable cash incentive unit agreement. Employee acknowledges and agrees that as of the Separation Date, Employee will automatically forfeit all other CIU awards.
4.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee acknowledges and agrees that Employee is not entitled to the Separation Benefits (or any part thereof) but for Employee's entry into this Agreement and satisfaction of the terms herein. Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee's employment with the Company or any other Company Party, and (if still unpaid, with the exception of any unpaid base salary earned in the pay period in which the Separation Date occurred) Employee has received all wages, bonuses and other compensation, been provided all benefits, and been afforded all rights and been paid all sums that Employee is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements. For the avoidance of doubt, Employee acknowledges and agrees that Employee has no further rights under: (i) the Pitney Bowes Inc. Key Employees Incentive Plan (the "KELP'); or (ii) the Retention Arrangement or Prior Letter Agreement other than his eligibility for the Separation Benefits, so long as he satisfied the terms herein.
5.    General Release of Claims.
(a)    For good and valuable consideration, including the Separation Benefits (and any portion thereof) Employee hereby forever releases, discharges and acquits the Company, each of its affiliates, and each of the foregoing entities' respective present and former affiliates, shareholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors and assigns, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each, a "Company Party" and collectively, the "Company Parties"), from liability for, and Employee hereby waives any and all claims, damages, or causes of action of any kind related to Employee's employment or affiliation with any Company Party, the termination of such employment or affiliation, the holding of any shares or other interest held in any Company Party, and any other acts or omissions related to any matter occurring or existing on or prior to the date that Employee executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 ("ERISA"); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Family and Medical Leave Act of 1993; (J) the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (K) the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, the Connecticut Whistleblower Law, and the Connecticut Free Speech Law; and (M) any other local, state, or federal law, regulation, or ordinance; (ii) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, misrepresentation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (iii) any claim for costs, fees, or other expenses, including attorneys' fees, related to any Released Claim (as defined below); (iv) any and all claims

Employee may have arising under or as the result of any alleged breach of any contract (including any offer letter or employment contract (including the Retention Arrangement or Prior Letter Agreement), or incentive or equity-based compensation plan or agreement, including the KELP) with any Company Party; (v) any claim (whether direct or derivative) arising from, or relating to, Employee's status as a holder of any equity or other interests in the Company or any other Company Party; and (vi) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the "Released Claims"). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)    In no event shall the Released Claims include (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claim that may first arise after the date that Employee executes this Agreement; (iii) any claim to enforce Employee's rights under this Agreement; or (iv) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers' compensation insurance benefits; provided, however, Employee acknowledges that the Company and any other Company Party may provide truthful information in response to any application for such benefits.
(c)    Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission ("EEOC'), the Securities and Exchange Commission ("SEC') or other governmental agency or participating in any investigation or proceeding conducted by the EEOC, SEC or other federal, state or local governmental agency or commission (collectively "Governmental Agencies') or cooperating with such Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover from any of the Company Parties based on any of the Released Claims, including any relief that may result from any Governmental Agency proceeding or subsequent legal actions. Nothing herein waives any right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected "whistleblower" activity).
6.    Acknowledgements. This is an important legal document. Employee is advised to consult with a lawyer of Employee's choosing before signing this Agreement. By executing and delivering this Agreement, Employee acknowledges and agrees that:
(a)    Employee has carefully read this Agreement;
(b)    Employee has had sufficient time (and at least twenty-one (21) days) to consider this Agreement before the execution and delivery hereof to the Company;
(c)    Employee has been advised, and is hereby advised in writing, to discuss this Agreement with an attorney of Employee's choice before signing this Agreement, and Employee has had adequate opportunity to do so prior to executing and delivering this Agreement;
(d)    Employee has seven (7) days after signing this Agreement to revoke it (such seven-day period is referred to as the "Release Revocation Period"). This Agreement will not become effective or enforceable until the Release Revocation Period has expired without Employee exercising Employee's revocation right. Any notice of revocation of the Agreement is effective only if such revocation is in writing and received by the Company care of Andrew Gold, Senior Vice President and Chief Human Resources Officer, at the email address referenced in Section 2 above, on or before the expiration of the Release Revocation Period. Employee understands that if Employee revokes his acceptance of this Agreement pursuant to this Section 6(d), neither the Company nor any other Company Party will provide Employee with the consideration described in Section 2 above, and all other terms of this

Agreement will become null and void (provided, however, that the terms of Section 1 shall remain in effect);
(e)    No changes to this Agreement (whether material or immaterial) shall re-start the period described in Section 2 for Employee to consider this Agreement;
Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this Agreement; and Employee is signing this Agreement knowingly, voluntarily and of Employee's own free will, and that Employee understands and agrees to each of the terms and conditions of this Agreement; and
(g)    No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee's own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

7.    Affirmation of Restrictive Covenants. Employee acknowledges and agrees that, in connection with Employee's employment, Employee has obtained confidential information of the Company and Employee has continuing obligations to the Company pursuant to that Proprietary Interest Protection Agreement that he entered on June 11, 2015 (the "PIPA"). In entering into this Agreement, Employee acknowledges the enforceability and continued effectiveness of the PIPA and reaffirms his commitment to abide by, and promises to abide by, the terms of the PIPA. Notwithstanding the foregoing, nothing herein or the PIPA shall prevent Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement or the PIPA requires Employee to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company that Employee has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual's attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
8.    Entire Agreement; Amendment. This Agreement, the PB Resolve Agreement (and, as referenced therein, the PB Resolve Program), and the PIPA (and, as referenced in Section 3, February 2023 Award Agreement and cash incentive unit agreements), constitute the entire agreement between the Parties with respect to the matters herein; provided, however this Agreement shall complement and be in addition to (and not replace or supersede) any other obligation that Employee has to any Company Party with respect to non-disclosure, return of property, non-competition, non-solicitation, or non-disparagement (whether such obligation arises by contract, statute, common law or otherwise). Subject to Section 15, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Parties.
9.    Governing Law; Dispute Resolution. This Agreement shall be construed according to the laws of the State of Connecticut without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction, unless preempted by federal law, which shall otherwise control. Any dispute arising out of or relating to this Agreement shall be subject to the terms of the PB

Resolve Agreement (the "PB Resolve Agreement") signed by Employee on June 11, 2015 (including the agreement to the PB Resolve Program referenced therein), which is hereby incorporated by reference. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR
RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY CLAIM OR DISPUTE RELATED TO OR ARISING UNDER THIS AGREEMENT.
10.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument, or other document shall be deemed to refer to such law, regulation, agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word "or" as used herein is not exclusive and is deemed to have the meaning "and/or." The words "herein," "hereof," "hereunder" and other compounds of the word "here" shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties and shall be construed and interpreted as if drafted jointly by the parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.
11.    Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be an intended third-party beneficiary of Employee's covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a party hereto.
12.    Return of Property. Employee represents and warrants that Employee has returned all property belonging to the Company and its affiliates, including all computer files and other electronically stored information and other materials provided to Employee by the Company or any of its affiliates in the course of Employee's employment, engagement, or affiliation, and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.
13.    No Waiver. No failure by any Party at any time to give notice of any breach by another Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
14.    Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company may assign its rights and obligations under this Agreement without Employee's consent, including to any other Company Party and to any successor
(whether by merger, purchase or otherwise) to all or substantially all of the equity, assets, or businesses of the Company.
15.    Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties' bargain hereunder.
16.    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling.
17.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
18.    Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the "Code"), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") or an exemption therefrom and shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payment(s) and benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of noncompliance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.
[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties each have caused this Agreement to be executed as of the dates set forth beneath their names below and effective for all purposes as provided above.
JASON DIES
/s/ Jason Dies ___________________________________
Jason Dies

5/30/2024________________________________________
Date

PITNEY BOWES INC.
By: _______________________________________________

________________________________________________
Date

SIGNATURE PAGE TO SEPARATION AND GENERAL RELEASE AGREEMENT